Exhibit 99.1

Dynacast International Inc.

Reports Financial Results for the First Quarter Ended March 31, 2013

CHARLOTTE, N.C., May 28, 2013, as previously announced, the management of Dynacast International Inc. (“Dynacast”) will hold a conference call at 11.00 a.m., Eastern Time, on Tuesday, May 28, 2013, to review Dynacast’s results for the first quarter ended March 31, 2013.

Net sales were $139.7 million for the quarter ended March 31, 2013, a $19.8 million, or 16.5%, increase from the corresponding period in the prior year. Dynacast reported a net loss of $1.2 million for the quarter ended March 31, 2013 compared to net loss of $2.0 million for the corresponding period in the prior year. Adjusted EBITDA increased by $6.4 million, or 30.6%, to $27.3 million for the quarter ended March 31, 2013 compared to the corresponding period in the prior year.

Results for the quarter ended March 31, 2013 were negatively impacted by $2.5 million in non-cash expense attributable to a change in the fair value of our warrants. There was no change in the fair value of our warrants for the quarter ended March 31, 2012.

Conference Call

The conference call will be held at 11.00 a.m., Eastern Time, on May 28, 2013 and may be accessed by dialing (877) 873-1192 for U.S. callers or (706) 643-1195 for international callers. Please reference conference ID# 68490017.

A telephonic replay of the call will be available after 2.00 p.m., Eastern Time, on May 28, 2013 and continue through June 28, 2013 and can be accessed by dialing (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. Please reference conference ID# 68490017.

About Dynacast International Inc.

Dynacast is a global manufacturer of small, engineered die cast components for thousands of companies in end markets such as automotive safety and electronics, consumer electronics, healthcare, hardware, computers and peripherals among others.

Dynacast produces precision components by combining extensive engineering knowledge with our specialized manufacturing technologies. We provide cost effective solutions for our customers worldwide by identifying opportunities to redesign or consolidate products and assemblies through die-casting. We have a history of delivering value to our customers through our engineering expertise, efficient operations and Advanced Quality Planning systems.

With Global Headquarters in Charlotte, NC, Dynacast operates 22 manufacturing facilities in 16 countries worldwide. Please visit www.dynacast.com to learn more.

Non-GAAP Measures

Adjusted EBITDA and Segment EBITDA, as used in this news release, are non-GAAP financial measures.

EBITDA is earnings before interest, other income, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for certain items that we believe hinder comparison of the performance of our business either period-over-period or with other businesses, including non-controlling interests, management fees, restructuring costs, professional fees and transaction costs. Items are excluded from Adjusted EBITDA because they are individually or collectively material items that we do not consider to be representative of the performance of our core business during the periods presented. We believe that the presentation of Adjusted EBITDA enhances an investor’s understanding of our performance.

Segment EBITDA is calculated by adding back depreciation and amortization expense to segment operating income and subtracting non-controlling interests in EBITDA for each segment. We measure and evaluate our reportable segments based on segment operating income, which is consistent with our chief operating decision maker’s assessment of segment performance. Segment EBITDA does not purport to be an alternative to segment operating income.

Adjusted EBITDA and Segment EBITDA are considered non-GAAP measures because they exclude amounts that are included in, or include amounts that are excluded from, the most directly comparable measure calculated and presented in accordance with GAAP or are calculated using financial measures that are not calculated in accordance with GAAP. Adjusted EBITDA and Segment EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for an analysis of our results as reported under GAAP. Some of these limitations include, but are not limited to the fact that Adjusted EBITDA and Segment EBITDA:

•	do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;

•	do not reflect any cash requirements that would be required for replacement of assets that are being depreciated or amortized; and

•	may exclude items that reflect cash payments that were made, or will in the future be made.

The non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies, which limits their usefulness as comparative measures.

For reconciliations of Adjusted EBITDA and Segment EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Reconciliation of Non-GAAP Measures” in the accompanying tables.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains, and from time to time Dynacast and its management may make, certain statements that constitute “forward looking statements.” Forward-looking statements can generally be identified by the use of forward-looking terminology, such as “contemplate,” “believe,” “estimate,” “anticipate,” “continue,” “expect,” “intend,” “predict,” “project,” “potential,” “possible,” “may,” “plan,” “should,” “would,” “goal,” “target” or other similar expressions or, in each case, their negative or other variations or comparable terminology. Forward-looking statements express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, and include all matters that are not historical facts. Such statements include, in particular, statements about our plans, intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, earnings outlook, prospects, growth, strategies, the industry in which we operate, economic conditions and trends in the regions in which we operate, our potential for growth in specified markets or geographies, facility improvements and capital expenditures. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements involve certain risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Actual outcomes or results may differ materially from those made in or suggested by the forward-looking statements. In addition, even if actual outcomes or results are consistent with the forward-looking statements contained, those outcomes or results may not be indicative of outcomes or results in subsequent periods.

You should not place undue reliance on any forward-looking statement and you should consider the following factors that may cause actual outcomes or results to differ materially from forward-looking statements, as well as those discussed in Part II, Item 1A. Risk Factors in our Form 10-K filed on March 15, 2013 and in any of our subsequent filings with the Securities and Exchange Commission (“SEC”):

•	competitive risks from other zinc or aluminum die cast producers or self-manufacturing by customers;

•	relationships with, and financial or operating conditions of, our key customers, suppliers and other stakeholders;

•	loss of, or an inability to attract, key management;

•	fluctuations in the supply of, and prices for, raw materials in the areas in which we maintain production facilities;

•	union disputes, labor unrest or other employee relations issues;

•	availability of production capacity;

•	environmental, health and safety costs;

•	impact of future mergers, acquisitions, joint ventures or teaming agreements;

•	our substantial level of indebtedness and ability to generate cash;

•	changes in the availability and cost of capital;

•	changes in or timing of our restructuring or plant development plans;

•	restrictions in our debt agreements;

•	fluctuations in the relative value of the U.S. dollar and the currencies of the countries and regions in which we operate and the effectiveness of our currency hedging activities;

•	ability to repatriate cash held by our foreign subsidiaries;

•	changes in political, economic, regulatory and business conditions, including changes in taxes, tax rates, duties or tariffs;

•	acts of war or terrorist activities;

•	existence or exacerbation of general political instability and uncertainty in the U.S. or in other countries or regions in which we operate;

•	cyclical demand and pricing within the end markets for our products; and

•	other risks and factors identified in this news release and in our filings with the SEC.

Any forward-looking statements speak only as of the date of those statements. All subsequent written and oral forward-looking statements concerning the matters addressed in this news release and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this news release. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of the forward-looking statement or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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Dynacast International Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended
(in millions of dollars)	March 31, 2013	March 31, 2012
Net sales	$139.7	$119.9
Costs of goods sold	(104.7)	(92.9)

Gross margin	35.0	27.0
Operating expenses:
Selling, general and administrative	(16.5)	(14.8)
Restructuring expense	—	(0.6)

Total operating expenses	(16.5)	(15.4)
Operating income	18.5	11.6

Other income (expense)
Interest expense	(13.0)	(12.8)
Other expense	(2.5)	—

Income (loss) before income taxes	3.0	(1.2)
Income tax expense	(4.2)	(0.8)

Net loss	(1.2)	(2.0)
Less: net income attributable to non-controlling interests	(0.1)	(0.1)
Less: Series A preferred stock dividends	—	(0.1)

Net loss attributable to controlling stockholders	$(1.3)	$(2.2)

Dynacast International Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions of dollars)	March 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$20.1	$28.0
Accounts receivable, net	93.0	87.6
Inventory	37.5	37.6
Prepaids and other assets	16.8	14.5
Deferred income taxes	4.7	4.3

Total current assets	172.1	172.0
Property and equipment, net	126.1	127.5
Intangible assets, net	253.0	261.9
Goodwill	238.7	242.8
Deferred financing costs	18.0	19.7
Other assets	3.8	4.5
Deferred income taxes	4.6	5.3

Total assets	$816.3	$833.7

Liabilities and Equity
Current liabilities
Accounts payable	$54.1	$62.1
Income taxes payable	6.2	3.0
Accrued expenses and other liabilities	51.2	49.8
Accrued interest	6.9	15.0
Deferred revenue	9.5	8.4
Current portion of accrued pension and retirement benefit obligations	0.6	0.6
Current portion of long-term debt	6.9	6.3
Deferred income taxes	0.6	0.2

Total current liabilities	136.0	145.4
Other liabilities	4.7	4.5
Accrued interest and dividends	14.0	11.7
Accrued pension and retirement benefit obligations	23.0	23.5
Long-term debt, net	386.4	386.2
Mandatorily redeemable preferred stock	53.0	53.0
Warrants	12.0	9.5
Deferred income taxes	67.6	70.3

Total liabilities	696.7	704.1

Puttable common stock	1.5	1.5
Commitments and contingencies
Equity
Common stock	0.2	0.2
Additional paid-in capital	167.5	167.5
Accumulated foreign currency translation adjustment, net	(22.9)	(14.5)
Unrealized gain on cash flow hedges, net	—	0.1
Cumulative unrealized pension losses, net	(4.3)	(4.3)
Accumulated deficit	(26.0)	(24.7)

Total equity attributable to controlling stockholders	114.5	124.3

Non-controlling interests	3.6	3.8

Total equity	118.1	128.1

Total liabilities and equity	$816.3	$833.7

Dynacast International Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Three Months Ended
(in millions of dollars)	March 31, 2013	March 31, 2012
Cash flows from operating activities
Net loss	$(1.2)	$(2.0)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	8.4	7.9
Amortization of deferred financing costs	1.6	0.9
Deferred income taxes	(1.6)	(0.7)
Change in fair value of warrants	2.5	—
Beneficial conversion value of Series A preferred stock	—	0.9
Other	0.1	0.4
Changes in operating assets and liabilities:
Accounts receivable	(6.5)	(5.6)
Inventory	(0.4)	(4.1)
Prepaids and other assets	(0.4)	0.1
Accounts payable	(7.2)	3.8
Income taxes payable	1.8	0.2
Accrued expenses	1.1	(1.3)
Accrued interest and dividends	(5.7)	(5.9)
Other	5.4	(0.2)

Net cash flows used in operating activities	(2.1)	(5.6)

Cash flows from investing activities
Capital expenditures	(7.2)	(2.3)
Settlement of derivative contracts	—	0.8

Net cash flows used in investing activities	(7.2)	(1.5)

Cash flows from financing activities
Draws on revolver	9.0	14.0
Repayments of revolver	(7.0)	(5.0)
Draw on credit facility	1.0	—
Debt issuance costs	—	(0.1)
Dividends paid to non-controlling interests	—	(0.1)
Repayments of long-term debt	(1.3)	(1.2)

Net cash flows provided by financing activities	1.7	7.6

Effect of exchange rate changes on cash and cash equivalents	(0.3)	0.4
Net change in cash and cash equivalents	(7.9)	0.9

Cash and cash equivalents
Beginning of period	28.0	21.1

End of period	$20.1	$22.0

Dynacast International Inc.

Reconciliation of Non-GAAP Measures

The following table reconciles our total net loss to Adjusted EBITDA and our net income (loss) by segment to Segment EBITDA:

	For the Three Months Ended					For the Three Months Ended
	March 31, 2013					March 31, 2012
(In millions of dollars)	Europe	Asia	North America	Corporate	Total	Europe	Asia	North America	Corporate	Total
Sales	$46.0	$50.7	$43.0	$—	$139.7	$45.9	$41.0	$33.0	$—	$119.9

Net income (loss)	$4.3	$5.8	$2.3	$(13.6)	$(1.2)	$4.3	$3.6	$2.1	$(12.0)	$(2.0)
Income taxes	2.2	1.5	6.5	(6.0)	4.2	1.3	0.7	2.8	(4.0)	0.8
Interest expense	0.3	—	—	15.2	15.5	0.5	—	—	12.3	12.8
Other income	(0.9)	—	—	0.9	—	(0.7)	(0.1)	—	0.8	—

Operating income (loss)	5.9	7.3	8.8	(3.5)	18.5	5.4	4.2	4.9	(2.9)	11.6
Depreciation & amortization	3.3	3.1	1.9	0.1	8.4	3.1	3.0	1.7	0.1	7.9

EBITDA	9.2	10.4	10.7	(3.4)	26.9	8.5	7.2	6.6	(2.8)	19.5

Non-controlling interests in EBITDA	—	(0.2)	—	—	(0.2)	—	(0.2)	—	—	(0.2)
Management fees	—	—	—	0.6	0.6	—	—	—	0.6	0.6
Standalone costs	—	—	—	—	—	—	—	—	—	—
Restructuring & severance	—	—	—	—	—	0.6	—	—	—	0.6
Professional fees	—	—	—	—	—	—	—	—	0.3	0.3
Transaction & related costs	—	—	—	—	—	—	—	—	0.1	0.1

Adjusted EBITDA	$9.2	$10.2	$10.7	$(2.8)	$27.3	$9.1	$7.0	$6.6	$(1.8)	$20.9